Rally



We're excited to announce that this coming Friday, Rally is expanding into NFTs, marking the official launch of our 15th asset category!

FIRST UP: CryptoPunk #9670, which will be going live on Friday 9/17 at $10 per share and a $72,000 total value *(more than $200k less than any comparable sale in the last two months)*. True to our mission of democratizing access to alternative assets, we'll be giving all Rally members the opportunity to purchase 2 shares of #PUNK9670 anytime on Friday - starting at 12pm ET. This is an important offering as it represents an opportunity for all users to purchase one of the most sought after NFTs in existence, but also because it does so without the typical hurdles of NFT ownership and collectible crypto transactions.

To followup the release of CryptoPunk #9670, we'll be opening our second NFT, CryptoPunk #8103 (a three-trait Punk with rare VR Glasses), on Tuesday 9/21 with a 2.5% share cap on the offering, allowing members to add to their position and add an additional Punk to their ***punk***folio. More info on this offering to follow, and our team is standing by to answer any questions - simply reply to this email or click here.

BROWSE THE PUNKS ON RALLY

We look forward to expanding Rally's offerings - our assets, our community experiences, and our trading product, and we thank you for taking the journey with us. *Oh... also...* there's a Rally Stock Certificate NFT available at checkout on Friday, first come first served. Follow us on Twitter or IG for more details on that later this week.









see you Friday...

Rally

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Brokerage accounts and services related to trading of securities are provided to RSE Collection, LLC clients by **DriveWealth**, LLC, a SEC registered broker-dealer and member FINRA/SIPC. DriveWealth, LLC serves as the exclusive custodian for all securities issued by RSE Collection, LLC. You do have the right to opt out of the transfer of shares into a DriveWealth, LLC brokerage account by providing written notification to Rally at **hello@rallyrd.com**, with instructions as to where you would like your securities to be transferred. Please note that most brokers do not accept alternative assets, and that you will not be able to participate in Trading Windows in the Rally app, if you elect to opt out.

RSE Collection, LLC ("RSE Collection") and RSE Archive, LLC ("RSE Archive") are offering securities only through the use of Offering Circulars that are part of Offering Statements qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the RSE Collection, LLC Offering Circular may be obtained **HERE**, a copy of the RSE Archive, LLC Offering Circular may be obtained **HERE**, in the "Legal" section of the Rally App, or by requesting a copy by e-mailing **hello@rallyrd.com**. This communication and the Offering Circulars may contain forward-looking statements and information relating to, among other things, RSE Collection and RSE Archive respectively, their business plans and strategies, and their respective market sectors. RSE Collection's and RSE Archive's actual results may differ materially from management's current view of future events. Neither RSE Collection, RSE Archive nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results.

"Share" or "Stock" refers to interests in a series of RSE Collection, LLC or series of RSE Archive, LLC. Any investment in securities contains a high degree of risk. The offer and sale of securities is being facilitated by an unaffiliated third-party registered broker-dealer (member FINRA/SIPC) only in U.S. states where such broker-dealer is registered. This communication does not represent an offer to sell or buy securities. Neither RSE Markets, RSE Collection, RSE Archive nor any third-party broker-dealer provides any investment advice or make any investment recommendations to any persons, ever, and no communication through the rallyrd.com website or in any other medium should be construed as such. These investments are not bank deposits (and thus not insured by the FDIC or by any other federal governmental agency), are not guaranteed by RSE Markets, RSE Collection, RSE Archive or any third-party broker-dealer and may lose value. Investors must be able to afford the loss of their entire investment. Comparable asset may be materially different from, or may not be of the same value or quality as, the assets acquired by any series of RSE Collection or any series of RSE Archive, depending on a number of factors, including market conditions, location of sale, associated taxes, paint quality, originality of parts, condition of the asset, operating quality, ownership history and provenance, level of wear and other factors. Further, an investment in a series of RSE Collection or a series of RSE Archive is not an investment in the underlying asset. It is an investment in the series of RSE Collection or a series of RSE Archive that owns the asset. The value of interests in a series of RSE Collection or a series of RSE Archive may materially differ from the value of the underlying vehicle for many reasons, including market factors, fees charged by the asset manager, and restrictions on liquidity. Investors should conduct their own due diligence, and are encouraged to consult with a financial advisor, attorney, accountant, and any other professional that can help you to understand and assess the risks associated with any investment opportunity. Please refer to the offering circular for full details and disclosures, including a subscription agreement should you choose to invest. Full details and disclaimers on **http://rallyrd.com/disclaimer**.

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